Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
Revenues and operating income improve sequentially from third quarter 2009
THE WOODLANDS, TX – February 18, 2010 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter and year ended December 31, 2009. Total revenues were $135.5 million for the fourth quarter of 2009 compared to $118.2 million for the third quarter of 2009 and $226.9 million for the fourth quarter of 2008. Operating income for the fourth quarter of 2009 was $5.1 million compared to $2.2 million for the third quarter of 2009 and $14.6 million for the fourth quarter of 2008. The Company reported $16,000 of net income for the fourth quarter of 2009 compared to net income of $202,000 in the third quarter of 2009, reflecting break-even on a per share basis for both periods, and net income of $6.7 million, or $0.08 per diluted share, for the fourth quarter of 2008.
For the full year 2009, total revenues were $490.3 million compared to $858.4 million for the full year 2008. The Company reported a net loss of $20.6 million, or $0.23 per share for the full year 2009, compared to net income of $38.5 million, or $0.43 per diluted share for 2008.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “Our fourth quarter revenues and operating income showed sequential improvement from the third quarter, which had also improved from our second quarter of 2009. We have seen U.S. drilling activity continue to strengthen over the second half of 2009 and in the early part of 2010. As a result of these improving market conditions and our cost cutting programs executed earlier in 2009, all of our operating segments returned to profitability during the fourth quarter of 2009.

“During the past year, we have continued to aggressively manage the balance sheet, resulting in a total debt reduction of $12 million during the fourth quarter and $65 million for the full year 2009,” added Howes. “Meanwhile, our international businesses continue to grow, and we are focused on actively managing our cost structure in the developing Brazil business as activity continues to ramp-up.
“Looking forward, we are encouraged with the current domestic and global trends for recovery in our principal markets and are pleased to have managed our way back to profitability at this point,” concluded Howes.
The results for the fourth quarter of 2009 included a provision for income taxes that totaled $2.7 million, reflecting a 99% effective tax rate in the period. This high effective tax rate for the fourth quarter of 2009 is the result of lower than previously anticipated full year 2009 losses from the United States, offset by higher losses in certain foreign countries, for which the recording of a tax benefit is not permitted. This change in our geographic income mix reduced our full year tax benefit rate to 10% from the 19% rate recorded through the third quarter of 2009.
Operating results in the third quarter of 2009 included $2.3 million of other income ($1.5 million after-tax) in the Environmental Services segment, reflecting proceeds from the settlement of business interruption insurance claims related to hurricanes in 2008. Operating results in the fourth quarter of 2008 included $4.6 million of pre-tax charges ($3.0 million after-tax) related to the termination of the sale of the U.S. Environmental Services business and the resolution of a lawsuit with the Company’s former Chief Executive Officer.
SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $113.8 million in the fourth quarter of 2009 compared to $99.4 million in the third quarter of 2009 and $191.0 million in the fourth quarter of 2008. Segment operating income was $6.7 million in the fourth quarter of 2009 compared to $2.5 million in the third quarter of 2009 and $22.4 million in the fourth quarter of 2008. North American revenues increased 17% from the third quarter of 2009 primarily due to higher drilling activity, market share gains and a seasonal rebound in Canada, while international revenues increased 10%, primarily due to normal quarterly fluctuations in the Mediterranean region and the ramp-up of activity in Brazil. Compared to the fourth quarter of 2008, North American revenues decreased 53%, while international revenues increased 10%.

The Mats and Integrated Services segment generated revenues of $12.4 million in the fourth quarter of 2009 compared to $7.6 million in the third quarter of 2009 and $20.9 million in the fourth quarter of 2008. Segment operating income was $1.2 million in the fourth quarter of 2009 compared to an operating loss of $0.9 million in the third quarter of 2009 and an operating loss of $1.8 million in the fourth quarter of 2008. Revenues were up 64% from the third quarter of 2009, primarily due to a $4.9 million increase in mat sales, while well site construction activities remained relatively flat. Compared to the fourth quarter of 2008, segment revenues were down 41%.
The Environmental Services segment generated revenues of $9.3 million in the fourth quarter of 2009 compared to revenues of $11.2 million in the third quarter of 2009 and $15.1 million in the fourth quarter of 2008. Segment operating income was $1.1 million in the fourth quarter of 2009, compared to operating income of $4.1 million in the third quarter of 2009 and $0.4 million in the fourth quarter of 2008. The third quarter of 2009 included $2.3 million of other income associated with the settlement of business interruption insurance claims, while the fourth quarter of 2008 included $2.6 million of asset write-offs following the abandoned sale of this business unit. Fourth quarter 2009 revenues were down 17% from the third quarter 2009 and down 38% from the fourth quarter of 2008. The decline from the third quarter of 2009 is primarily attributable to lower NORM and industrial waste disposals.
Corporate office expenses were $3.9 million in the fourth quarter of 2009, compared to $3.5 million in the third quarter of 2009 and $6.5 million in the fourth quarter of 2008. The fourth quarter of 2008 included $2.0 million of legal and related costs associated with the abandoned sale of the Environmental Services business and the final resolution of a lawsuit with the Company’s former Chief Executive Officer.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss the fourth quarter and full year 2009 results, which will be broadcast live over the Internet, on Friday, February 19, 2009 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9722 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 26, 2009 and may be accessed by dialing (303) 590-3030 and using pass code 4199995#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2008, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular; the access to the credit markets by both Newpark and Newpark’s customers; the outlook for drilling activity in North America and the rest of the world; compliance with our debt covenants; the investigation of certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products and services. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended			Year Ended
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2009	2009	2008	2009	2008

Revenues	$135,530	$118,208	$226,933	$490,275	$858,350

Cost of revenues	115,182	103,985	188,735	447,624	703,430

Selling, general and administrative expenses	15,686	14,676	21,200	61,205	81,394
Other (income) expense, net	(476)	(2,691)	2,372	(3,229)	2,030

Operating income (loss)	5,138	2,238	14,626	(15,325)	71,496

Foreign currency exchange (gain) loss	(298)	(1,011)	1,136	(1,870)	1,269
Interest expense	2,723	3,361	2,506	9,334	10,881

Income (loss) from continuing operations before income taxes	2,713	(112)	10,984	(22,789)	59,346
Provision for income taxes	2,697	(314)	3,755	(2,216)	20,046

Income (loss) from continuing operations	16	202	7,229	(20,573)	39,300
Loss from discontinued operations, net of tax	—	—	(542)	—	(842)

Net income (loss)	$16	$202	$6,687	$(20,573)	$38,458

Basic weighted average common shares outstanding	88,598	88,544	88,199	88,500	88,987
Diluted weighted average common shares outstanding	88,704	88,655	88,239	88,500	89,219

Income (loss) per common share (basic and diluted):
Income (loss) from continuing operations	$—	$—	$0.08	$(0.23)	$0.44
Loss from discontinued operations	—	—	—	—	(0.01)

Net income (loss) per common share	$—	$—	$0.08	$(0.23)	$0.43

Newpark Resources, Inc.
Operating Segment Results

	Three Months Ended
(Unaudited) (In thousands)	December 31, 2009	September 30, 2009	December 31, 2008

Revenues
Fluids systems and engineering	$113,799	$99,421	$190,968
Mats and integrated services	12,397	7,578	20,906
Environmental services	9,334	11,209	15,059

Total revenues	$135,530	$118,208	$226,933

Operating income (loss)
Fluids systems and engineering	$6,749	$2,541	$22,437
Mats and integrated services	1,227	(879)	(1,752)
Environmental services	1,099	4,070 (1)	427	(2)
Corporate office	(3,937)	(3,494)	(6,486	)(3)

Total operating income (loss)	$5,138	$2,238	$14,626

Segment operating margin
Fluids systems and engineering	5.9%	2.6%	11.7%
Mats and integrated services	9.9%	(11.6%)	(8.4%)
Environmental services	11.8%	36.3%	2.8%

(1)	Includes $2.3 million of income reflecting proceeds from the settlement of business interruption insurance claims.

(2)	Includes $2.6 million of charges for asset write-offs following the abandoned sale of the business unit.

(3)	Includes $2.0 million of legal costs associated with the abandoned sale of the Environmental Services business and the final resolution of a lawsuit with the Company’s former Chief Executive Officer.

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)	December 31,	December 31,
(In thousands, except share data)	2009	2008

ASSETS
Cash and cash equivalents	$11,534	$8,252
Receivables, net	122,386	211,366
Inventories	115,495	149,304
Deferred tax asset	7,457	22,809
Prepaid expenses and other current assets	11,740	11,062

Total current assets	268,612	402,793

Property, plant and equipment, net	224,625	226,627
Goodwill	62,276	60,268
Other intangible assets, net	16,037	18,940
Other assets	13,564	5,051

Total assets	$585,114	$713,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$6,901	$11,302
Current maturities of long-term debt	10,319	10,391
Accounts payable	62,992	89,018
Accrued liabilities	25,290	38,946

Total current liabilities	105,502	149,657

Long-term debt, less current portion	105,810	166,461
Deferred tax liability	2,083	15,979
Other noncurrent liabilities	3,697	3,700

Total liabilities	217,092	335,797

Common stock, $0.01 par value, 100,000,000 shares authorized 91,672,871 and 91,139,966 shares issued, respectively	917	911
Paid-in capital	460,544	457,012
Accumulated other comprehensive income	8,635	1,296
Retained deficit	(86,660)	(66,087)
Treasury stock, at cost; 2,727,765 and 2,646,409 shares, respectively	(15,414)	(15,250)

Total stockholders’ equity	368,022	377,882

Total liabilities and stockholders’ equity	$585,114	$713,679

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Year Ended December 31,
(In thousands)	2009	2008
Cash flows from operating activities:
Net (loss) income	$(20,573)	$38,458
Adjustments to reconcile net (loss) income to net cash provided by operations:
Net loss from discontinued operations	—	842
Non-cash impairment charges	1,166	3,840
Depreciation and amortization	28,138	27,343
Stock-based compensation expense	3,436	5,128
Provision for deferred income taxes	(6,916)	12,773
Provision for doubtful accounts	2,301	2,664
Gain on sale of assets	233	(245)
Change in assets and liabilities:
Decrease (increase) in receivables	89,341	(67,741)
Decrease (increase) in inventories	35,182	(37,002)
(Increase) decrease in other assets	(800)	4,651
(Decrease) increase in accounts payable	(28,710)	21,340
(Decrease) increase in accrued liabilities and other	(13,979)	16,090

Net operating activities of continuing operations	88,819	28,141
Net operating activities of discontinued operations	—	546

Net cash provided by operating activities	88,819	28,687

Cash flows from investing activities:
Capital expenditures	(18,544)	(22,494)
Proceeds from sale of property, plant and equipment	1,400	510
Business acquisitions	—	(1,184)

Net cash used in investing activities	(17,144)	(23,168)

Cash flows from financing activities:
Net payments on lines of credit	(55,701)	23,593
Principal payments on notes payable and long-term debt	(10,439)	(12,252)
Proceeds from employee stock plans	143	1,910
Purchase of treasury stock	(268)	(15,250)

Net financing activities of continuing operations	(66,265)	(1,999)
Net financing activities of discontinued operations	—	(63)

Net cash used in financing activities	(66,265)	(2,062)

Effect of exchange rate changes on cash	(2,128)	(946)

Net increase (decrease) in cash and cash equivalents	3,282	2,511
Cash and cash equivalents at beginning of year	8,252	5,741

Cash and cash equivalents at end of year	$11,534	$8,252

###